EXHIBIT 10.7

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into this 16th day of May 2007, by and between Ely Sakhai, individually (“Sakhai”), Robert Kamon, individually (“Kamon”), Australian-Canadian Oil Royalties Ltd., (“ACOR”), (Sakhai, Kamon and ACOR being collectively referred to hereinafter as the “Seller”) and DuJour Products Inc., a Nevada corporation (“DuJour” or “Purchaser”).

WHEREAS, Purchaser desires to purchase and Seller desires to sell all of Seller’s right, title and interest in and to certain oil and gas working interests and associated assets and contract rights located in the offshore waters in the Gippsland Basin of Victoria, Australia, specifically that oil and gas exploration permit covering 339,769 acres, more or less, located in Victoria, Australia, and known as VIC/P60;

WHEREAS, Seller and Purchaser desire to set forth herein the terms and provisions of their agreements and understandings; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
GENERAL TERMS AND CONDITIONS

1.01           Sale of Resource Assets.

1.01.01                      Subject to the terms of this Agreement, Seller covenants and agrees to sell to Purchaser, and Purchaser covenants and agrees to buy from Seller the whole of Seller’s right, title and interest in the Resource Assets.

1.02          Consideration.  The purchase price for the Resource Assets shall be Six-Hundred-Thirty-Seven-Thousand-Sixty-Eight US Dollars ($637,068 USD) (the “Purchase Price”) which has been deposited with the Seller.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.01           Representations and Warranties of Seller.  Seller represents and warrants to Purchaser that the following are and were true and correct as of the date of this Agreement and will be true at Closing as if made on that date:

2.01.01                      Seller:

(A)           has taken all requisite steps to insure his or its ability to legally conduct business in the places and manner as required to own, operate and sell the Resource Assets; and

(B)           There are no “Title Defects” or “Environment Defects” as such terms are defined in Article IV.

2.01.02               This Agreement has been duly and validly executed and delivered by Seller and constitutes, along with all other agreements contemplated herein, when entered into, will constitute the legal, valid and binding agreements and obligations of Seller enforceable in accordance with their respective terms.  Seller has the right to convey the Resource Assets at Closing free and clear of all liens and encumbrances and without the need for authorization or signature by any other party.

2.01.03               The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate or constitute a default under any agreement to which the Seller is a party or to which any or all of the Resource Assets is or are bound, or (B) violate any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Seller or the Resource Assets, or (C) affect Seller’s ability to consummate the transactions contemplated under this Agreement and transfer the Resource Assets to Purchaser.

2.01.04               There are no tax liens upon, pending against, or, to the knowledge of Seller, threatened against Seller and/or any of the Resource Assets.

2.01.05               There are no judicial, administrative or other actions or proceedings pending or, to the best of Seller’s knowledge, threatened, that challenge the validity of this Agreement or seek to restrain or prevent any action taken or to be taken by Seller in connection with this Agreement.  Except as disclosed in writing to Purchaser, there is no litigation or proceeding pending or, to Seller’s knowledge, threatened, or any order, injunction or decree outstanding against or relating to Seller and/or the Resource Assets.  Seller has not received any notice from any federal, state or local governmental body or agency claiming any violation or non-compliance with any law, rule or regulation with respect to Seller and/or to the Resource Assets.

2.01.06               Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated herein and shall indemnify and hold Purchaser harmless from all such fees.

2.01.07                None of the interests constituting a portion of the Resource Assets is subject to any preferential right to purchase or other similar right.  Seller’s assignment of its interest in the Resource Assets to Purchaser will not constitute a violation or breach of any contract.

2.01.08               The Resource Assets have been operated in compliance with the provisions and requirements of all laws, orders, regulations, rules and ordinances issued or promulgated by all governmental authorities having jurisdiction with respect to the Resource Assets.  All governmental authorizations with regard to the ownership, development or operation of the Resource Assets have been obtained, and no material violations exist in respect of such authorizations.

2.01.09               The rights and obligations of the Seller hereunder are in full force and effect, and the Seller is not, and to the best of Seller’s knowledge there exists no breach of or default, or event that with the lapse of time or the giving of notice, or both, would cause Seller to be in breach or default, with respect to any of his obligations hereunder.

2.01.10               all rentals, and other payments due under or with respect to the Permit have been properly and timely paid.

 2.01.11               Other than the Permit work program requirements, there are no outstanding authorities for expenditures (“AFE”) to drill, rework or plug and abandon wells or otherwise related to the Resource Assets or for other operations or capital expenditures for which Purchaser will be liable after Closing.

2.01.12               The Resource Assets have not suffered any material destruction or damage of the type normally covered by insurance of the type maintained in the normal course of the oil and gas industry.

2.01.13               There are no wells, pits, storage facilities, pipelines or other assets located in the Permit area which are:  (i) required, by law or contract, to be Restored (as hereinafter defined) as at the Closing Date or (ii) have been Restored but have not been Restored in all material respects in compliance with all applicable requirements of each regulatory authority having jurisdiction over the Permit; provided that the representations in both (i) and (ii) above, are applicable only to those wells, pits, storage facilities, pipelines or other assets for which the Seller has the legal responsibility for conducting such Restoration.  For the purposes of this Section, the term “Restore”, or any variation thereof, refers to the proper plugging and abandoning, remediation, restoration, removal or similar operation or activity undertaken, or to be undertaken, with respect to any wells, pits, storage facilities, pipelines or other assets located in the Permit area.

2.01.14               There are no insurance policies which relate to the Resource Assets.

2.01.15               None of the Resource Assets are subject to (or has related to them) any tax partnership.

2.02           LIMITATIONS ON WARRANTIES AND OTHER DISCLAIMERS.  THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT.

2.03           Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that the following are and were true and correct as of the date of this Agreement and will be true at Closing as if made on that date:

2.03.01               Purchaser is corporation which:

(A)           is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization;

(B)           has taken all requisite steps to insure its ability to legally conduct business in the places and manner as required to acquire, own and operate the Resource Assets;

(C)           has full power and authority to carry on its business as now being conducted and/or will become duly licensed or qualified to do business in the state in which the Resource Assets are located; and

(D)           is duly authorized by appropriate action of the board of directors, shareholders, partners, venturers, members or others, as the case may be, to enter into this Agreement and to perform the obligations hereunder.

2.03.02               This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and all other agreements contemplated herein, when entered into, will constitute the valid and binding agreements and obligations of Purchaser enforceable in accordance with their respective terms, and no additional consents to the transaction are necessary.

2.03.03               The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate or constitute a default under any agreement governing Purchaser’s organization or management or (B) violate any law, rules or regulation of any governmental authority to which Purchaser is subject.

2.03.04               Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated herein and shall indemnify and hold Seller harmless therefrom.

2.03.05               To Purchaser’s knowledge, there is no suit, action, claim, investigation, or inquiry by any person or entity or by any administrative agency or governmental body (including, without limitation, expropriation or forfeiture proceedings), and no legal, administrative, or arbitration proceedings pending, or to Purchaser’s knowledge, threatened against Purchaser, or to which Purchaser is a party.

2.03.06               Purchaser has sufficient cash or other sources of immediately available funds to enable it to make the payment to Seller contemplated by this Agreement. As at the date of this Agreement, Purchaser is using its best efforts to secure the funding to enable it to comply with its  expenditure obligations as stated in Article 1.02.

2.03.07               Purchaser is an experienced and knowledgeable in oil and gas properties and has the financial and business expertise to evaluate the merits and risks of the transactions contemplated by this Agreement.  In entering into this Agreement, Purchaser has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Resource Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by Seller.

ARTICLE III
COVENANTS

3.01           Access.  Prior to Closing, Seller will give, or, in the case of properties for which Seller is not the Operator, use their best efforts to cause Purchaser and its attorneys and other representatives to be given, access to the Resource Assets and, at Seller’s office, to any records, documents or information of Seller pertaining to the ownership and/or operation of the Resource Assets.  Such access shall be at reasonable times on prior notice.  Purchaser shall be entitled to copy, at its expense, such records, documents or other information, as it deems prudent.  Seller shall not be obligated to provide Purchaser with access to any records or data which Seller cannot legally provide to Purchaser without breaching, or risking a breach of, confidentiality or other agreements with other parties.  Purchaser shall use its best efforts, in good faith, to provide notice to Seller prior to making contact with any third party to obtain any information concerning the Resource Assets ..  Seller shall have the right to have a representative present at or participate in any and all such contacts.  Purchaser recognizes and agrees that all materials made available to it (whether pursuant to this Section or otherwise) in connection with the transaction contemplated hereby are made available to it as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of such materials except as specifically provided in Section 2.01 of this Agreement.  PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO ANY CLAIMS RELATING TO ANY PLANT OR FIELD VISIT, OR OTHER DUE DILIGENCE ACTIVITY, CONDUCTED BY PURCHASER OR ANY OF ITS AGENTS, REPRESENTATIVES, AFFILIATES, SUCCESSORS, ASSIGNS, OFFICERS, REPRESENTATIVES OR DIRECTORS EXCEPT ANY SUCH LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE CONCURRENT OR JOINT NEGLIGENCE LIABILITY OR ANY LIABILITY FOR WHICH SELLER IS STRICTLY LIABLE.

3.02           Interim Operations.  Seller covenants that from the date hereof to the Closing Date, except (A) as provided herein, (B) as required by any existing contract or (C) otherwise consented to in writing by Purchaser, Seller shall:

3.02.01               Not (A) in any manner deal with, incur obligations with respect to, or undertake any transactions relating to the Resource Assets other than transactions (i) to which the Purchaser has given its prior written consent, which consent shall not be withheld unreasonably, (ii) in the ordinary and regular course of business of owning the

Resource Assets, and (iii) subject to the terms and conditions of this Agreement;  (B) dispose of, encumber or relinquish  the Permit or any part of the area thereof; (C) waive, compromise or settle any right or claim that would have a material adverse effect on the ownership, operation or value of any of the Resource Assets ; or (D) commit to any operation, service or related activity with respect to the Resource Assets , which would or could reasonably be expected to require expenditures (capital, maintenance, expense or otherwise)  in excess of $25,000 in the aggregate (except emergency operations whereupon Seller shall give notice of such expenditure to Purchaser at the earliest possible time, including a statement of the amount of such expenditure and the facts which bring the expenditure within such exception), or terminate, materially amend or extend any agreement materially affecting the Resource Assets  without the prior consent of Purchaser, which consent shall not be unreasonably withheld.

3.02.02               Promptly notify Purchaser of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to Seller and/or the Resource Assets or which might result in impairment or loss of any portion of the Resource Assets or which might hinder or impede the operation of the Permit.

3.02.03               Make or give all notifications, filings, consents or approvals from, to or with all governmental authorities, and will cooperate with Purchaser in obtaining the issuance, assignment or transfer, as the case may be, by each such authority of such permits as may be necessary for Purchaser to own and operate the Resource Assets following the consummation of the transactions contemplated in this Agreement; provided that Seller shall not be required to incur any expense in connection therewith.

3.03               Notice of Breach of Representations or Warranties.  Purchaser and Seller will immediately notify the other upon the discovery that any representation or warranty of either party is, becomes or will be untrue on the Closing Date.

ARTICLE IV
TITLE DEFECTS, ENVIRONMENTAL DEFECTS,
CONSENT DEFECTS AND CASUALTY LOSS

4.01.01               For purposes hereof, “Defensible Title” means with respect to the Subject Properties such title as (A) will enable Purchaser, as Seller’s successor in title, to receive payment for production from or attributable to a particular Lease in an amount not less than the “Net Revenue Interest” for the Permit as set forth on the Exhibit D (“Division of Interest”), without reduction, suspension or termination throughout the productive life of wells located on the Permit, (except for any reduction, suspension or termination (i) caused by Purchaser or (ii) that arises as a result of Permitted Encumbrances);  (B) will obligate Purchaser, as Seller’s successor in title, to bear no “Working Interest” cost throughout the productive life of such well; and (C) is free and clear of all liens, encumbrances or security interests except for Permitted Encumbrances.  “Defensible Title” with respect to the minerals which are not presently subject to lease, that the percentage of the minerals being transferred under the subject tract is not less than that percentage of the subject minerals in and under the subject tract described (“Tract”).

4.01.02               For purposes hereof a “Title Defect” shall be any lien, encumbrance, security interest, claim or burden, other than Permitted Encumbrances, which causes Purchaser to receive less than Defensible Title in the Subject Properties.  Purchaser shall be entitled to a reduction in the Base Purchase Price due to the existence of uncured Title Defects according to the provisions of this Article VII.  Such defects in the early chain of title such as failure to recite marital status in document, omission of succession or heir ship proceedings, lack of survey, defects that have been cured by possession and failure to record releases of liens, production payments, leases or mortgages that have expired by their terms, to the extent such matters are not reasonable expected to result in claims that will adversely affect Purchaser’s title to the Subject Properties, shall not constitute “Title Defects” hereunder.

4.01.03               For purposes hereof, an “Environmental Defect” means any event or condition with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediment which causes all or any portion of the Permit area to become subject to remediation under, or not be in compliance with, any or all applicable federal, state, and local laws, including, without limitation, statutes, regulations, orders, ordinances, and common law, relating to the protection of the public health, welfare and the environment, including, without limitation, those relating to the storage, handling, and use of chemicals and other hazardous materials, those relating to the generation, processing, treatment, storage, transportation, disposal, or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive areas.

4.01.04               For purposes hereof a “Consent Defect” means the failure of Seller to obtain, prior to Closing, any required consent to assign or waiver of any preferential right to purchase.

4.02               Notice of Title Defects.  Purchaser shall, as soon as possible, but in no event later than five (5) days prior to Closing (the “Title Notice Date”), give written notice to Seller specifying all Title Defects for which Purchaser requests a reduction in the Purchase Price, and shall state the “Title Defect Amount.”  For purposes hereof “Title Defect Amount” shall mean the portion of the Base Purchase Price allocated to the interest affected by such Title Defect , that is, the amount by which the Purchase Price so allocated to the Permit subject to a Title Defect must be proportionately reduced to give appropriate remedy to Purchaser on account of the Title Defect, but which may never exceed the value of the Permit.  Failure by Purchaser to timely assert a Title Defect shall be deemed an election by Purchaser to waive such Defect and to accept and pay for the Subject Properties notwithstanding the effect of the uncured Defect.

4.03               Notice of Environmental Defects.  Purchaser shall, as soon as possible, but in no event later than thirty (30) days from the date of the execution hereof (the “Environmental Notice Date”), give written notice to Seller specifying all Environmental Defects and shall state the “Environmental Defect Amount.”  For purposes hereof “Environmental Defect Amount” shall mean an estimate of the costs to cure such Environmental Defect, but which may never exceed the value of the Permit.  Failure by Purchaser to timely assert a known Environmental Defect shall be deemed an election by Purchaser to waive such Defect and to accept and pay for the Subject Properties notwithstanding the effect of the uncured Environmental Defect.

4.04               Notice of Consent Defects.  Failure of Seller to obtain any consent shall constitute a Consent Defect without the necessity of any action by Purchaser.  For purposes hereof the “Consent Defect Amount” for any Consent Defect shall mean the portion of the Purchase Price allocated to the interest affected by such Consent Defect, that is, the amount by which the Purchase Price so allocated to the Permit or other asset subject to a Consent Defect must be proportionately reduced to give appropriate remedy to Purchaser on account of the Consent Defect, but which may never exceed the value of the Permit or other asset.  In the event Purchaser discovers the existence of any requirement for consent not disclosed or any preferential right to purchase, then Purchaser shall provide written notice thereof to Seller immediately on such discovery.

4.05               The Seller will be required to cure, to Purchaser’s satisfaction, any Title or Environmental Defect for which notice has been given to Seller:

4.06               Casualty Loss.  Notwithstanding anything that may be contained hereto the contrary, if, prior to the Closing, a Casualty Loss occurs, Purchaser may elect (i) to terminate this Agreement, (ii) to delete the property that is subject to the Casualty Loss from the Resource Assets, and the Purchase Price shall be reduced by the value allocated to the deleted interest or (iii) to proceed with the sale of the Resource Assets without reduction of the Purchase Price, notwithstanding any such destruction or taking, in which case at Closing, Seller shall pay to Purchaser and/or assign to purchaser the right to receive all sums paid or payable to Seller by third parties by reason of the destruction or taking of that portion of the Resource Assets that is subject to Casualty Loss and shall assign, transfer and set over unto Purchaser all of the right, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from, or payable from, third parties arising out of such destruction or taking.  Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Purchaser.  For the purposes thereof the term “Casualty Loss” means the destruction of all or any portion of the Resource Assets by fire, “blow out”, “Environmental Defect” or other casualty or taking thereof by condemnation or under the right of eminent domain.

ARTICLE V
CONDITIONS TO CLOSING

5.01           Conditions to Obligations of Seller.  The obligations of Seller under this Agreement are subject to the satisfaction at or prior to Closing, of the following conditions:

5.01.01               All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing.

5.01.02               Purchaser will have performed and complied with, or caused the performance of and compliance with, in all material respects, all the obligations, terms, conditions, and agreements required by this Agreement to be performed or complied with by it on or prior to Closing.

5.01.03               As of the Closing, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain Seller or Purchaser or prohibit the Closing or seeking damages against Seller or Purchaser as a result of the consummation of this Agreement.

5.02               Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement are subject to the satisfaction, at or prior to Closing, of the following conditions:

5.02.01               All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing.

5.02.02               Seller will have performed and complied with, or caused the performance and compliance with, in all material respects, all the obligations, terms, conditions, and agreements required by this Agreement to be performed or complied with by Seller on or prior to Closing, and Seller shall have delivered to Purchaser at Closing all of the other documents and instruments to be delivered by Seller pursuant hereto.

5.02.03               As of the Closing, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain Purchaser or prohibit the Closing or seeking damages against Purchaser as a result of the consummation of this Agreement.

5.02.04               Holloman will have waived its pre-emptive rights in a form that is approved by Purchaser with respect to the purchase by Purchaser of the Resource Assets.

5.02.05               All consents, approvals and registrations required from any government agency or third party to transfer the Resource Assets to the Purchaser have been obtained.

5.02.06               Seller will have cured, to Purchaser’s satisfaction, all Title, Environmental and/or Consent Defects.

5.02.07               In the event of any Casualty Loss, Purchaser will have waived its right to terminate this Agreement and will have reached an agreement with the Seller as to any reduction in the Purchase Price.

ARTICLE VI
CLOSING; DELIVERIES AT CLOSING

The closing of this Agreement, shall occur at a place and time mutually acceptable to Seller and Purchaser two (2) Business Days after the satisfaction of the condition referred to in Article IV.

6.01               Turn Over Possession.   Seller shall turn over possession of the Resource Assets to Purchaser or Purchaser’s designee. In particular, Seller shall deliver the originals and copies of the Information to Purchaser.

6.02               A certified copy of the resolutions of Purchaser’s Board of Directors authorizing the consummation of the transactions contemplated in this Agreement by Purchaser.

6.03               Deed of Assumption. Purchaser shall execute a deed of assumption in the form set out in Schedule 5 of the JOA under which Purchaser assumes all of the obligations of Seller under the JOA.

ARTICLE VII
ASSUMPTION OF LIABILITIES AND INDEMNIFICATION

7.01               Assumption of Obligations by Purchaser.  At Closing, Purchaser shall assume all obligations and liabilities attributable to, relating to, or arising in connection in any way with the Resource Assets for all periods on and after Closing.  Seller shall remain liable for all obligations and liabilities attributable to, relating to or arising in connection in any way with the Resource Assets, for all periods prior to Closing.

7.02               Indemnification by Purchaser.  Purchaser shall assume all liability for and indemnify Seller against all losses, costs, expenses, claims and causes of action (“Claims”), (i) arising from Purchaser’s breach of any of its representations or warranties under this Agreement. (ii) arising from any breach or violation of any law, rule or regulation relating to the protection of the environment or the ownership, handling or disposal of hazardous materials by Purchaser.

7.03               Indemnification by Seller.  Notwithstanding the foregoing, but subject to the provisions of Article VIII, Seller shall indemnify and hold harmless Purchaser from and against all Claims (i) arising from Seller’s breach of any of its representations or warranties; (iii) arising from any breach or violation of any law, rule or regulation relating to the protection of the environment or the ownership, handling or disposal of hazardous materials prior to Closing; or (iv) otherwise arising in connection with or relating to the Resource Assets  for the period of Seller’s ownership prior to Closing.

7.04           Indemnification Procedures.

7.04.01               Within three (3) business days after either party to this Agreement becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article VII, and prior to the expenditure or approval of the expenditure of any funds, the party aware of such claim shall provide notice thereof in writing to the other party, (a “Claim Notice”) specifying the nature and specific basis for such Claim and a copy of all papers served with respect to such Claim (if any).  For purpose of this Section, receipt by a party to this agreement of any notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any person or entity other than a party to this Agreement or any affiliate thereof which gives rise to a Claim on behalf of such party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section.  Each Claim Notice shall set forth a reasonable description of the Claim as the party making such claim shall then have and shall contain a statement to the effect that said party is making a Claim pursuant to and formal demand for indemnification under, this Article VII.  The Claim Notice must set forth the particular provision in this Article VII and any related provision in this Agreement pursuant to which such indemnification Claim is made.

7.04.02               The indemnifications provided by this Agreement are expressly subject to the following:

(A)               In case any legal proceeding or claim, including any investigatory proceeding, is brought or made against either party to this agreement (“Indemnified Party”) in a manner for which indemnification may be provided under Section 7.02, such Indemnified Party shall promptly notify the other party (“Indemnifying Party”) by the delivery of the Claim Notice.  The Indemnifying Party shall have the right to control and assume the defense of any such legal proceeding or claim, including the employment of counsel satisfactory to the Indemnifying Party.  If the Indemnifying Party controls and assumes the defense of any proceeding or claim, the Indemnified Party shall have the right to employ separate counsel, but the fees and expenses of such counsel shall be at the expense of Indemnified Party unless the representation of both parties by the same counsel would be inappropriate due to any actual or potential conflicts of interest.  The Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any one time for the Indemnified Party in connection with any one legal proceeding or claim or substantially similar related proceedings and claims.

(B)               Notwithstanding anything of the contrary in Section A above, the Indemnified Party shall be entitled to reasonable compensation of costs of defense, including reasonable attorneys fees, in the event that (i) the employment of separate counsel has been authorized by the Indemnifying Party or (ii) the Indemnifying Party has failed to defend diligently any Claims.  The Indemnifying Party shall not, in the defense of any such Claims, except with the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term, the release by the claimant or the plaintiff of the Indemnified Party from all further liability in respect to any such Claims.

(C)               If the Claim is of a sort which requires action on the part of the owners of the Resource Assets, such as restoration of surface locations, for example, the party having knowledge or receiving notice of such Claim shall provide the Indemnifying Party with the appropriate Claim Notice.  The Indemnifying Party shall have the option to respond in such manner as it deems prudent to such Claim and shall make all decisions and take all action in response to the Claim.  Only if the Indemnifying Party fails to respond in a reasonable and prudent manner to such Claim may the Indemnified party take such actions as are necessary to respond to the Claim.

7.04.03               The indemnification obligations under this Article VII (or otherwise under this Agreement) shall not apply to any settlements effected without the consent of the Indemnifying Party.  The indemnification obligations under this Article VII (or otherwise under this Agreement) shall not be deemed to create any rights of subrogation or other rights in any insurer or third party.

ARTICLE VIII
LIMITATIONS OF LIABILITY

8.01               Exclusive Remedy.  If the Closing occurs, the sole and exclusive remedy of the Purchaser and the Seller with respect to the purchase and sale of the Resource Assets shall be pursuant to the express provisions of this Agreement and the other documents executed and delivered pursuant to the provisions hereof.  Purchaser and Seller shall be deemed to have waived, to the fullest extent permitted under applicable law, any rights of contribution and any and all rights, claims and causes of action which may exist against Seller or Purchaser, respectively, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation.

8.02               Waiver of Right to Rescind.  The parties acknowledge that if this Agreement is not terminated and the transaction contemplated hereby is closed, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement.

8.03               Time Limitation.  Notwithstanding any provision hereof to the contrary, it is understood and agreed that any and all liabilities of Seller under this Agreement, if any, except for liabilities arising from a breach by any Seller of the representations contained in Section 2.01.01, shall expire and terminate and no longer be enforceable for all periods on and after twelve (12) months from the Closing.  On and after twelve (12) months from the Closing, Purchaser shall not be entitled to make any claim against Seller for any cause attributable to any time period under this Agreement or otherwise, including, without limitation, rights of contribution arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.  In the event any law, rule or regulation requires a longer time period before Seller will be exempted from all liability under this provision, this provision shall be deemed amended, to the extent and only to the extent required by law and only as to that portion of the Resource Assets as so required, to extend the limitation period as so required.

ARTICLE IX
TERMINATION

9.01              Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated upon written notice from the party electing to terminate this Agreement, in the following instances:

(A)	By Seller if the conditions set forth in Section 5.01.01 or 5.01.02 are not satisfied in all materials respects or waived as of the Closing.

(B)	By Seller if the conditions described in Section 5.01.03 apply.

(C)	By Purchaser if the conditions set forth in Section 5.02.01 or 5.02.02 are not satisfied in all material respects or waived as of Closing.

(D)	By Purchaser if the conditions in Section 5.02.03 apply or if the conditions specified in Sections 5.02.04 through 5.02.07 are not satisfied in all material respects or waived as of the Closing.

(E)	At any time by the mutual written agreement of Purchaser and Seller.

9.02           Liabilities Upon Termination.

9.02.01               If this Agreement is terminated pursuant to Section 9.01(A), or if all conditions specified by Section 5.02 have been satisfied and Purchaser fails to close, then Seller may retain the Purchase Price and the Purchaser will have no further liability to the Seller.  The parties hereby acknowledge that the extent of damages to Seller occasioned by the failure of this transaction to be consummated would be impossible or extremely difficult to ascertain and that the Purchase Price is a fair and reasonable estimate of such damages under the circumstances and does not constitute a penalty.

9.02.02               If this Agreement is terminated pursuant to Section 9.01(C), or if all conditions specified by Section 5.01 have been satisfied and Seller fails to close, then the Purchaser, in addition to any other legal remedies available, may elect to enforce the specific performance of this Agreement or recover the Purchase Price from the Sellers.  Nothing contained herein shall be construed to limit Purchaser’s legal or equitable remedies including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement made by Seller.

9.03               If this Agreement is terminated for any reason other than that specified in Section 9.01(A) or Section 9.01(C), and Section 9.02 does not apply, the Purchase Price will be returned in the Purchaser in full and neither party will have any further liability to the other party.

ARTICLE X
ARBITRATION

10.01               Binding Arbitration.  On the request of any party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a “Dispute”) shall be resolved by binding arbitration in accordance with the terms hereof.  Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

10.02               Governing Rules.  Any arbitration shall be administered by the American Arbitration Association (the “AAA”) in accordance with the terms of this Section, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act.  Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

10.03               Arbitrators.  Any arbitration shall be conducted before one arbitrator.  The arbitrator shall be a practicing attorney licensed to practice in the State of Texas who is knowledgeable in the subject matter of the Dispute selected by agreement between the parties hereto.  If the parties cannot agree on an arbitrator within thirty (30) days after the request for arbitration, then any party may request the AAA to select an arbitrator.  The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

10.04               Conduct of Arbitration.  To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA.  Arbitration proceedings shall be conducted in Dallas, Texas.  Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law.  At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law.  The arbitrator shall have the power to award recovery of all costs and fees to the prevailing party.  Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

10.05               Costs of Arbitration.  All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator, shall be paid by the party who loses the arbitration unless otherwise awarded by the arbitrator.  It is further provided, that in the event either party to a dispute offers to settle that dispute and such offer is not accepted by the other party, in such event, should the resolution of the dispute result in a settlement which is not greater or more favorable to the non-settling party than that offered, the non-settling party, all costs from the point of such offer shall be paid by the non-settling party.

ARTICLE XI
MISCELLANEOUS

11.01              Survival of Representation, Warranties and Covenants.  The obligations and liabilities of the Parties under each of their representations, warranties and covenants contained in this Agreement shall survive the Closing and the execution and delivery of the documents to be delivered at Closing and remain in full force and effect.

11.02              Sales Taxes.  No sales, transfer or similar tax will be collected at Closing from Purchaser in connection with this transaction.  If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Purchaser agrees to be solely responsible, and shall indemnify and hold Seller (and their affiliates, and the respective directors, officers, employees, attorneys, contractors and agents of Seller and such affiliates) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Resource Assets transferred pursuant hereto and the Purchaser shall remit such taxes at that time.  Seller agrees that they will cooperate with Purchaser, and Purchaser agrees to cooperate with Seller, in demonstrating that the requirements for exemptions from such taxes have been met.

11.03              Notices.  All communication or notices required or permitted to be given under this Agreement shall be in writing, and any communication or notice shall be deemed to have been duly made if actually delivered, including delivery by facsimile transmission, receipt of which has been duly acknowledged, or if mailed by registered or certified mail, postage prepaid, and addressed to:

(A)  Purchaser:                      DuJour Products, Inc.
900 Canada Place
Vancouver, BC
Canada, V6C 3C1
Spokane, WA 99205
Attention:  Grant Petersen
Telephone: 778-999-9740

(B)  Seller:                                  Ely Sakhai
10 Windsor Drive
Old Westbury, NY 11568
Attention:  Andre Sakhai
Telephone: 516-996-2911

    Robert Kamon
    1301 Avenue M
    Cisco, Texas 76437
Attention:  Robert Kamon
Telephone: 254-442-2658
    Facsimile:  254-442-3843

    Australian-Canadian Royalties Ltd.
    P.O. Box 1629
    Cisco, Texas 76437
Attention:  Robert Kamon
Telephone: 254-442-2658
    Facsimile:  254-442-3843

A party may, by written notice so delivered to the other party, change the address to which communications or written notices shall be made under this Agreement.

11.08           Further Assurances.  Seller and Purchaser agree that they will, upon request, deliver, or will cause to be executed, acknowledged and delivered, all documents as may be reasonably required for the assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession by Purchaser, of the Resource Assets and will perform and take such further actions as may be necessary or appropriate to carry out the intent of the transactions provided for in this Agreement. Each party shall bear its own costs in connection with the preparation or filing of any such documents.  Purchaser and Seller acknowledges that as of the Closing Date Seller may have unpaid joint interest accounts receivable due from joint working interest owners in the Resource Assets; attributable to the Resource Assets prior to Closing.  Purchaser and Seller agree to act in good faith with respect to all the provisions hereof and will cooperate with each other and to assist each other in closing this Agreement.

11.09               CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS.  THE VALIDITY OF THE VARIOUS CONVEYANCES AFFECTING THE TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS SITUATED.  THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SUCH CONVEYANCES AND THE REMEDIES AVAILABLE BECAUSE OF A BREACH OF SUCH REPRESENTATIONS AND WARRANTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OR CONFLICTS OF LAWS.

11.10               Assignment.  This Agreement shall not be assignable by either party without the prior written consent of the other party provided, however, that the Purchaser may designate an affiliate to which the Resource Assets shall be assigned at Closing.

11.11               Binding Effect.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the purchase and sale of the Resource Assets or other transactions contemplated herein.  This Agreement may not be amended or terminated except in writing, signed by the parties hereto.  In the event any term or provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability thereof shall not affect the remaining terms and provisions of this Agreement.

11.12               Counterparts.  This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

11.13               Expenses and Fees.  Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall be obligated to pay the fees and expense of its counsel, accountants and other expert’s incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.  All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement and all costs of recording the Assignment and any other recordable document shall be the responsibility of, and shall be paid by, Purchaser.  All other costs shall be borne by the party incurring such costs.  In the event that sales taxes are due on this transaction which must be remitted by Seller under the laws of the governing jurisdiction, the Purchaser shall provide for the payment of such amounts to Seller by adjustment to the Purchase Price at Closing.

11.14               Confidentiality.  Prior to Closing, unless otherwise required by law, neither party will, without the consent of the other, disclose to any third party (not including the officers, directors, advisors, agents and representatives of the parties, on a “need-to-know” basis), or issue a press release with respect to this Agreement and the transaction contemplated by its terms and provisions and all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller, provided that both Seller and Purchaser shall have final approval authority for its press releases and securities filings and is hereby authorized to issue such press releases concerning this Agreement and to make such filings as Seller or Purchaser and its counsel may deem necessary or appropriate under applicable securities laws.  Except as provided in the preceding sentence, neither of the parties shall act unilaterally in this regard without the prior written approval of the other party, however, this approval shall not be unreasonably withheld.

11.15               Exchange.  Seller or Purchaser may desire to structure the conveyance of the Resource Assets as part of an exchange under Section 1031 of the Internal Revenue Code.  Purchaser agrees to execute all documents, conveyances or other instruments necessary to effectuate an exchange.  In order to structure such a transaction, Seller and Purchaser will agree upon an allocation of the purchase price between real and personal property.

11.16               Third Party Beneficiaries.  Any agreements herein contained (express or implied) shall be only for the benefit of the parties hereto and their respective legal representatives, successors and assigns and shall not inure to the benefit of any other entity or individual.  It being the intention of the parties hereto that no entity or individual shall be deemed a third party beneficiary of this Agreement except to the extent such third party is expressly given rights herein.

ARTICLE XII
DEFINITIONS AND INTERPRETATION

12.01           Definitions. In this Agreement, words and phrases shall have the following meanings unless the context otherwise indicates or requires:

“Act” means the Petroleum (Submerged Lands) Act 1967 of the Commonwealth of Australia.

“Agreement” means this agreement including its schedules and annexures.

 “Business Day” means a day on which major trading banks are open for business in the State of Washington, USA.

“Governmental Agency” means any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

“Holloman” means Holloman Oil and Gas Limited ACN 120 314 007 of Unit 8-9, 88 Forrest Street, Cottesloe, Western Australia, 6011, Australia.
“Information” means geological, geophysical or technical information within the possession, custody or control of the Seller including, without limitation, appraisal drilling information, economic feasibility studies and any information that relates to the presence, absence, extent and/or the extraction of hydrocarbon deposits or information required to determine the presence, absence, extent and/or the extraction of hydrocarbon deposits in the area of the Permit and which has been obtained from the exploration and prospecting for or production of hydrocarbons within the Permit including, without limitation, the books, records, seismic and related interpretative data, drawings, maps and other information (in various media) related to the Permit.

“JOA” means the Exploration Joint Operating Agreement Exploration Permit VIC/P60 between ACOR, Sakhai, Kamon and Holloman dated # 2007.

“Permit” means VIC/P60.
“Participating Interest” has the meaning given to that term in the JOA.

“Resource Assets” means the undivided 62.5% working interest of Seller in the Permit, the Participating Interests of Seller under the JOA, the Information and all other miscellaneous assets in relation to the Permit and the Information.

12.02              Construction. Unless expressed to the contrary, in this Agreement: (a) words in the singular include the plural and vice versa; (b) any gender includes the other genders; (c) if a word or phrase is defined, its other grammatical forms have corresponding meanings; (d) includes means includes without limitation; (e) no rule of construction will apply to the disadvantage of a party because that party drafted, put forward or would benefit from any term; (f) a reference to: (i) a person includes a partnership, joint venture, unincorporated association, corporation, entity and a Governmental Agency; (ii) a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation; (iii) any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced; (iv) a right includes a benefit, remedy, discretion or power; (v) time is to local time in Washington State; (vi) $ or dollars is a reference to US currency; (vi) this document includes all schedules and annexures to it; and (vii) a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this Agreement; and (g) if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day.

12.03              Benefits of Seller. The rights and benefits of each of Sakhai, Kamon, ACOR under this Agreement are taken to be rights and benefits of, and may only be exercised by, Sakhai, Kamon, and ACOR, jointly. The exercise, or purported exercise, of any right and benefit under this Agreement by any of Sakhai, Kamon, or ACOR will be taken to be an exercise of that right or benefit by all of them jointly.

12.04              Liabilities of Seller. The liabilities and obligations of each of Sakhai, Kamon and ACOR under this Agreement are taken to be liabilities and obligations of each of Sakhai, Kamon and ACOR jointly.

12.05           This Agreement supercedes in its entirety all prior agreements or understandings between the parties which are the subject of this Agreement.

IN WITNESS THEREOF, Purchaser and Seller has duly executed this Agreement, as of the day and year first above written.

Executed for and on behalf of DuJour Products, Inc.

/s/ J. Douglas Brown
Signature

Director
Name and title (print)

Executed for and on behalf of Ely Sakhai

/s/ Ely Sakhai
Signature

Ely Sakhai
Name and title (print)

Executed for and on behalf of Robert Kamon

/s/ Robert Kamon
Signature

Robert Kamon
Name and title (print)

Executed for and on behalf of Australian-Canadian Oil Royalties Limited

/s/ Andre Sakhai
Signature

President
Name and title (print)
.